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                                                                   EXHIBIT 99.1

                       ILLINOIS SUPERCONDUCTOR ANNOUNCES
                         $15 MILLION FINANCING FACILITY


Mount Prospect, IL June 10, 1997 -- Illinois Superconductor Corporation (Nasdaq: ISCO) announced today that it has secured a $15 million dollar financing facility from the New York based fund advisory firm Brown Simpson, LLC. In addition to the capital commitment, Brown Simpson will act as an advisor to the company building strategic relationships both domestically and internationally. The funds will be used for working capital and general corporate purposes, primarily to support the continued expansion of the commercialization of the company's breakthrough radio filter products which significantly enhance the quality and capacity of cellular telephone networks.

     Commenting on the financing, ISC president and CEO Ora E. Smith said, "Having proven our products through field trials and initial commercial installations, we are building our sales momentum. This long term financing partnership with Brown Simpson gives us the stability to further penetrate the cellular and PCS (personal communications systems) markets and provide the working capital needed to expand manufacturing volume and to maintain our technological lead."

     "We look forward to building our relationship with Illinois Superconductor and assisting the company with their growth strategy," said Matthew Brown, a principal of Brown Simpson, LLC.

     Under the terms of the financing commitment, Illinois Superconductor may issue up to $15 million of convertible preferred stock in several separate tranches, and has received the first tranche in the amount of $3 million. The preferred stock is convertible into Illinois Superconductor Corporation common shares at current market prices, or under certain

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circumstances at a premium to prevailing market prices.  The conversion prices will be adjusted upward if the price of the company's common stock attains certain levels. The company has the option to issue the remaining $12 million in up to four additional tranches.

     The convertible preferred stock will accrue interest at 5%, payable at the company's option in cash or common stock at the time of conversion. The company has agreed to register the underlying common stock. The offering was made pursuant to Regulation D of the Securities Act of 1933. In connection with the transaction, ISCO has also issued to the investor a warrant to purchase 62,500 shares of its common stock at approximately a 25% premium to Illinois Superconductor's closing price at the time of funding.

     The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The common stock underlying the preferred stock and warrants is subject to certain registration rights.

     Illinois Superconductor Corporation (ISC) is a leader in the commercialization of high temperature superconducting (HTS) technology for the wireless telecommunications industry. The company develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone and other wireless telecommunications services.

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